UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

________________________________

OncoMed Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

68234X102

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68234X102

1	NAMES OF REPORTING PERSONS Adams Street Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,839,730
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,839,730
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,839,730
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 68234X102

1	NAMES OF REPORTING PERSONS Adams Street 2006 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 641,750
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 641,750
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 641,750
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 68234X102

1	NAMES OF REPORTING PERSONS Adams Street V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 592,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 592,953
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,953
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 68234X102

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund - 2002 U.S. Fund, L. P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 125,060
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,060
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,060
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 68234X102

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund - 2003 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 54,833
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 54,833
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,833
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund - 2004 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 42,355
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 42,355
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,355
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund - 2005 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 59,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 59,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 82,395
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 82,395
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,395
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Brinson Partnership Fund - 2004 Primary Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,498
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,498
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,498
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,294
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,294
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,294
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 2,346
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,346
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,346
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Brinson Partnership Fund - 2001 Primary Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 37,592
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 37,592
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,592
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 28,691
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 28,691
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,691
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 90,349
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 90,349
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,349
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Orange County Employees Retirement System
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 12,046
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 12,046
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,046
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS State Universities Retirement System Private Trust I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 59,568
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 59,568
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,568
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a) Name of issuer: OncoMed Pharmaceuticals, Inc.

Item 1(b) Address of issuer’s principal executive offices:

800 Chesapeake Drive, Redwood City, CA 94063

2(a) Name of person filing:

1.	Adams Street Partners, LLC
2.	Adams Street 2006 Direct Fund, L.P.
3.	Adams Street V, L.P.
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P.
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P.
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P.
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P.
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P.
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2004
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P.
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001
15.	Orange County Employees Retirement System
16.	State Universities Retirement System Private Trust I

2(b) Address or principal business office or, if none, residence:

For the general partner/investment adviser/investment sub-adviser of all filing persons listed in 2(a) above: One North Wacker Drive, Suite 2200, Chicago, Illinois 60606

2(c) Citizenship:

1.	Adams Street Partners, LLC: Delaware
2.	Adams Street 2006 Direct Fund, L.P.: Delaware
3.	Adams Street V, L.P. : Delaware
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P. : Delaware
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P. : Delaware
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P. : Delaware
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P. : Delaware
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust : Delaware
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P. : Delaware
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2004: Illinois
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd. : Cayman Islands
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P. : Delaware
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd. : Cayman Islands
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001 : Illinois
15.	Orange County Employees Retirement System: California
16.	State Universities Retirement System Private Trust I: Illinois

2(d) Title of class of securities:

Common Stock

2(e) CUSIP No.:

68234X102

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

1.	Adams Street Partners, LLC; 1,839,730
2.	Adams Street 2006 Direct Fund, L.P.: 641,750
3.	Adams Street V, L.P.: 592,953
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P. : 125,060
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P. : 54,833
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P. : 42,355
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P. : 59,000
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust: 82,395
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P.: 3,498
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2004: 7,294
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 2,346
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P.: 37,592
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 28,691
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001 :90,349
15.	Orange County Employees Retirement System : 12,046
16.	State Universities Retirement System Private Trust I: 59,568

(b) Percent of class:

1.	Adams Street Partners, LLC: 5%
2.	Adams Street 2006 Direct Fund, L.P.: 2%
3.	Adams Street V, L.P.: 2%
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P. : 0.3%
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P. : 0.1%
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P.: 0.1%
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P. : 0.2%
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust : 0.2%
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P. : 0.0%
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2004: 0.0%
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 0.0%
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P.: 0.1%
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 0.1%
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2001: 0.2%
15.	Orange County Employees Retirement System: 0.0%
16.	State Universities Retirement System Private Trust I: 0.2%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

1.	Adams Street Partners, LLC; 1,839,730
2.	Adams Street 2006 Direct Fund, L.P.: 641,750
3.	Adams Street V, L.P.: 592,953
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P. : 125,060
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P. : 54,833
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P. : 42,355
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P. : 59,000
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust: 82,395
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P.: 3,498
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2004: 7,294
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 2,346
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P.: 37,592
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 28,691
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001 :90,349
15.	Orange County Employees Retirement System : 12,046
16.	State Universities Retirement System Private Trust I: 59,568

(ii) Shared power to vote or to direct the vote: 0 (for all filing persons)

(iii) Sole power to dispose or to direct the disposition of:

1.	Adams Street Partners, LLC; 1,839,730
2.	Adams Street 2006 Direct Fund, L.P.: 641,750
3.	Adams Street V, L.P.: 592,953
4.	Adams Street Partnership Fund - 2002 U.S. Fund, L.P. : 125,060
5.	Adams Street Partnership Fund - 2003 U.S. Fund, L.P. : 54,833
6.	Adams Street Partnership Fund - 2004 U.S. Fund, L.P. : 42,355
7.	Adams Street Partnership Fund - 2005 U.S. Fund, L.P. : 59,000
8.	The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust: 82,395
9.	Brinson Partnership Fund - 2004 Primary Fund, L.P.: 3,498
10.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2004: 7,294
11.	The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 2,346
12.	Brinson Partnership Fund - 2001 Primary Fund, L.P.: 37,592
13.	The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.: 28,691
14.	UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001 :90,349
15.	Orange County Employees Retirement System : 12,046
16.	State Universities Retirement System Private Trust I: 59,568

(iv) Shared power to dispose or to direct the disposition of: 0 (for all filing persons)

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d–3(d)(1).

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the

Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d–1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identity of each member of the group.

Adams Street 2006 Direct Fund, L.P. (“AS 2006”) is the record owner of 641,750 shares of common stock of the Issuer. Adams Street Partners, LLC, acting as the managing member of the general partner of AS 2006, may be deemed to beneficially own the shares held by AS 2006. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS 2006. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS 2006 except to the extent of their pecuniary interest therein.

Adams Street V, L.P. (“AS V”) is the record owner of 592,953 shares of common stock of the Issuer. Adams Street Partners, LLC, the general partner of AS V, may be deemed to beneficially own the shares held by AS V. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS V. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS V except to the extent of their pecuniary interest therein.

Adams Street Partnership Fund - 2002 U.S. Fund, L.P. (“AS 2002”) is the record owner of 125,060 shares of common stock of the Issuer. Adams Street Partners, LLC acting as the general partner of AS 2002, may be deemed to beneficially own the shares held by AS 2002. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS 2002. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS 2002 except to the extent of their pecuniary interest therein.

Adams Street Partnership Fund - 2003 U.S. Fund, L.P. (“AS 2003”) is the record owner of 54,833 shares of common stock of the Issuer. Adams Street Partners, LLC acting as the general partner of AS 2003, may be deemed to beneficially own the shares held by AS 2003. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS 2003. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS 2003 except to the extent of their pecuniary interest therein.

Adams Street Partnership Fund - 2004 U.S. Fund, L.P. (“AS 2004”) is the record owner of 42,355 shares of common stock of the Issuer. Adams Street Partners, LLC, acting as the general partner of AS 2004, may be deemed to beneficially own shares held by AS 2004. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS 2004. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS 2004 except to the extent of their pecuniary interest therein.

Adams Street Partnership Fund - 2005 U.S. Fund, L.P. (“AS 2005”) is the record owners of 59,000 shares of common stock of the Issuer. Adams Street Partners, LLC, acting as the general partner of AS 2005, may be deemed to beneficially own the shares held by AS 2005. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by AS 2005. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by AS 2005 except to the extent of their pecuniary interest therein.

The Bank of New York Mellon as Trustee for the Hewlett-Packard Company Master Trust (“HP Trust”) is the record owner of 82,395 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by HP Trust. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by HP Trust. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by HP Trust except to the extent of their pecuniary interest therein.

Brinson Partnership Fund - 2004 Primary Fund, L.P. (“BPF 2004 Primary”) is the record owner of 3,498 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by BPF 2004 Primary. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2004 Primary. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2004 Primary except to the extent of their pecuniary interest therein.

UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust – 2004 (“BPF 2004 Trust”) is the record owner of 7,294 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by the BPF 2004 Trust. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2004 Trust. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2004 Trust except to the extent of their pecuniary interest therein.

The 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd. (“BPF 2004 Offshore”) is the record owner of 2,346 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by BPF 2004 Offshore. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2004 Offshore. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2004 Offshore except to the extent of their pecuniary interest therein.

Brinson Partnership Fund - 2001 Primary Fund, L.P. (“BPF 2001 Primary”) is the record owner of 37,592 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own shares held by BPF 2001 Primary. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2001 Primary. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2001 Primary except to the extent of their pecuniary interest therein.

The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd. (“BPF 2001 Offshore”) is the record owner of 28,691 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by BPF 2001 Offshore. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2001 Offshore. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2001 Offshore except to the extent of their pecuniary interest therein.

UBS Global Asset Management Trust Company as Trustee of The Brinson Partnership Fund Trust - 2001 (“BPF 2001 Trust”) is the record owner of 90,349 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by the BPF 2001 Trust. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by BPF 2001 Trust. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by BPF 2001 Trust except to the extent of their pecuniary interest therein.

Orange County Employees Retirement System (“OCERS”) is the record owner of 12,046 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment sub-adviser, may be deemed to beneficially own the shares held by OCERS. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by OCERS. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by OCERS except to the extent of their pecuniary interest therein.

State Universities Retirement System Private Trust I (“SURS”) is the record owner of 59,568 shares of common stock of the Issuer. Adams Street Partners, LLC, the investment adviser, may be deemed to beneficially own the shares held by SURS. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by SURS. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Michael R. Zappert disclaim beneficial ownership of the shares held by SURS except to the extent of their pecuniary interest therein.

Item 9. Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

Item 10. Certifications

NOT APPLICABLE

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2017

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET V, L.P.

By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P.
By.	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

THE BANK OF NEW YORK MELLON AS TRUSTEE FOR THE HEWLETT-PACKARD COMPANY MASTER TRUST

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

UBS GLOBAL ASSET MANAGEMENT TRUST COMPANY AS TRUSTEE OF THE BRINSON PARTNERSHIP FUND TRUST - 2004

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

THE 2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

THE 2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

UBS GLOBAL ASSET MANAGEMENT TRUST COMPANY AS TRUSTEE OF THE BRINSON PARTNERSHIP FUND TRUST - 2001

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President

ORANGE COUNTY EMPLOYEES RETIREMENT SYSTEM

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President
STATE UNIVERSITIES RETIREMENT SYSTEM PRIVATE TRUST I

By:	Adams Street Partners, LLC, as investment adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President

EXHIBIT 1

AGREEMENT TO MAKE A JOINT FILING

The undersigned hereby agree that this Schedule 13G is filed by and on behalf of each of them.

Date: February 13, 2017

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.
By:	ASP 2006 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET V, L.P.
By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P.
By.	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General General Partner
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

THE BANK OF NEW YORK MELLON AS TRUSTEE FOR THE HEWLETT-PACKARD COMPANY MASTER TRUST

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

UBS GLOBAL ASSET MANAGEMENT TRUST COMPANY AS TRUSTEE OF THE BRINSON PARTNERSHIP FUND TRUST - 2004

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

THE 2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President
THE 2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President
UBS GLOBAL ASSET MANAGEMENT TRUST COMPANY AS TRUSTEE OF THE BRINSON PARTNERSHIP FUND TRUST - 2001

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President
ORANGE COUNTY EMPLOYEES RETIREMENT SYSTEM

By:	Adams Street Partners, LLC, as investment sub-adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President
STATE UNIVERSITIES RETIREMENT SYSTEM PRIVATE TRUST I

By:	Adams Street Partners, LLC, as investment adviser
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title	Vice President